Exhibit 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the registration statements of Stewart Enterprises, Inc. on Forms S-3 (File Nos. 33-96832, 333-646, 333-648, 333-13963, 333-13965 and 333-14467), S-4 (File
No. 333-360) and S-8 (File Nos. 33-49726, 33-64106 and 33-02374)  of our
reports dated December 13, 1996 on our audits of the consolidated financial statements and financial statement schedule of Stewart Enterprises, Inc. and Subsidiaries, as of October 31, 1996 and 1995 and for each of the three years in the period ended October 31, 1996, which reports are included in this Annual Report on Form 10-K.


                                          COOPERS & LYBRAND L.L.P.

New Orleans, Louisiana
January 22, 1997